EXHIBIT 21.1
Subsidiaries of Spirit AeroSystems Holdings, Inc. — Delaware
Spirit AeroSystems, Inc. — Delaware
Spirit AeroSystems Finance, Inc. — Delaware
Subsidiaries of Spirit AeroSystems, Inc. — Delaware
Spirit AeroSystems International Holdings, Inc. — Delaware
Spirit AeroSystems Operations International, Inc. — Delaware
Spirit AeroSystems North Carolina, Inc. — North Carolina
Spirit Defense, Inc. — Delaware
Subsidiaries of Spirit AeroSystems International Holdings, Inc.
Spirit AeroSystems (Europe) Limited — United Kingdom
Spirit AeroSystems Malaysia Sdn Bhd — Malaysia
Spirit AeroSystems Singapore Pte. Ltd. — Singapore
Spirit AeroSystems Global Investments, CV — Netherlands
Spirit AeroSystems Investco, LLC — Delaware
Spirit AeroSystems Canada, Ltd. — Canada
Subsidiaries of Spirit AeroSystems Global Investments, CV — Netherlands
Spirit AeroSystems France SARL — France
Spirit AeroSystems Global Investments Cooperatief U.A. — Netherlands
Spirit AeroSystems Global Investments B.V. — Netherlands